Pricing Supplement No Euro H003     Dated 01/20/98         Rule 424(b)(2)
(To Prospectus dated December 1, 1997 and                  File No. 333-38931
Prospectus Supplement dated December 5, 1997)
				This Pricing Supplement consists of 6 page(s)
SALOMON SMITH BARNEY HOLDINGS INC.
Medium-Term Notes, Series H
(Bearer Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:  25,000,000,000 Italian Lira(ITL)
Issue Price:     100.00%
Proceeds to Company on original issuance:  ITL 25,000,000,000
Commission or Discount on original issuance:  USD 24,850
Salomon Brothers International Limited's capacity on original issuance:
       |X|  As agent      | |  As principal
    If as principal
       | |  The Bearer Notes are being offered at varying prices related
	    to prevailing market prices at the time of resale.
       | |  The Bearer Notes are being offered at a fixed initial public
	    offering price of  % of Principal Amount or Face Amount.
Original Issue Date:  01/21/98
Stated Maturity:  01/21/2000
Specified Currency:  ITL
    (If other than U.S. Dollars)
Authorized Denominations:  ITL 100,000,000
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:
    Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate   | | Floating Rate   |X| Indexed Rate
								 (See Attached)
Interest Rate (Fixed Rate Notes): N/A
Initial Interest Rate (Floating Rate Notes): See attached

    Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
	   |X| LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
	   | | Treasury Rate Constant Maturity    | | Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
					      |X| Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
			  |X| Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  See attached
Rate Determination Dates:  See attached
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:  6 Month
Spread (+/-):    + 95 bps
Spread Multiplier: N.A.
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to
    Stated Maturity:   | | Yes (See Attached)  |X| No
Maximum Interest Rate:  N.A.
Minimimum Interest Rate: 2.00%
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
	Optional Repayment Dates:
	Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
	Total Amount of OID:
	Yield to Maturity:
Listed on Luxembourg Stock Exchange:  |X| Yes     | | No
Common Code:    008342091
ISIN:   XS0083420918
Cusip:  99315W9C7

Pricing Supplement No. Euro H003 dated January 20, 1998
(to Prospectus Supplement dated December 5, 1997
to Prospectus dated December 1, 1997)


		      DESCRIPTION OF THE NOTES

GENERAL

      The description in this Pricing Supplement of the particular terms of the Bearer Note offered hereby (the "Note") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Bearer Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which descriptions reference is hereby made. The Note offered hereby is an Indexed Rate Note, as described under "Description of Bearer Notes" in the accompanying Prospectus Supplement, to which description reference is hereby made.

RISK FACTORS

      The Note is an Indexed Rate Note. As explained more fully below under "Interest--Indexed Interest", during the period from January 21, 1999 to January 21, 2000, the interest rate on the
Note is linked to 6 Month ITL LIBOR (as defined below) and will decline as the number of days in the period from January 21, 1999 to January 21, 2000 that 6 Month ITL LIBOR is above 4.80%, decreases provided, however, that in no event will the interest rate for such period be less than 2.00%. HOLDERS OF THE NOTE
SHOULD BE PREPARED NOT TO EARN MORE THAN 2.00% ON THEIR PRINCIPAL DURING THE PERIOD FROM JANUARY 21, 1999 THROUGH JANUARY 21, 2000.

DEFINITIONS

      "Business Day" means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in (i) New York, New York, (ii) London, England or (iii) Milan, Italy.

      "London Business Day" means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in London, England.

      "6 Month ITL LIBOR" for each relevant Interest Reset Period will be determined by the Calculation Agent as follows:

	   (i) On the second London Business Day prior to the Interest Reset Date for any such Interest Reset Period (a "LIBOR Determination Date"), the Calculation Agent will determine the offered rates for deposits in Italian Lire for a period of six months commencing on such Interest Reset Date, which appear at approximately 11:00 a.m., London time on such LIBOR Determination Date on the display designated as page "3740" on the Dow Jones Markets Service (or such other page as may replace page


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      "3740" on such service or such other service as may be
      nominated by the British Bankers' Association for the purpose of displaying the London interbank offered rates of major banks), and 6 Month ITL LIBOR for such Interest Reset Period will be the relevant offered rate as determined by the Calculation Agent.

	   (ii) If 6 Month ITL LIBOR cannot be determined as above on such LIBOR Determination Date, the Calculation Agent will request the principal London offices of each of four major banks in the London interbank market selected by the Calculation Agent to provide the Calculation Agent with its offered quotations for deposits in Italian Lire for a period of six months commencing on such Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S.$1,000,000 or the approximate equivalent thereof in Italian Lire that is representative of a single transaction in such market at such time. If at least two such quotations are provided, "6 Month ITL LIBOR" for such Interest Reset Period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, "6 Month ITL LIBOR" for such Interest Reset Period will be the arithmetic mean of rates quoted by three major banks in The City of New York selected by the Calculation Agent at approximately 11:00 a.m., New York City time, on such LIBOR Determination Date for loans in Italian Lire to leading European banks for the period of six months, commencing on such Interest Reset Date, and in a principal amount equal to an amount of not less than U.S.$1,000,000 or the approximate equivalent thereof in Italian Lire that is representative of a single transaction in such market at such time; provided, however, that if fewer than three banks selected as aforesaid by such Calculation Agent are quoting rates as mentioned in this sentence, "6 Month ITL LIBOR" for such Interest Reset Period will be the same as 6 Month ITL LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the Initial Interest
      Rate).

     The Calculation Agent will be Salomon Brothers International Limited, which is a wholly-owned subsidiary of the Company. Neither the Calculation Agent nor the Company will have any responsibility for errors or omissions in making such calculations or determinations. The Calculation Agent shall not be an agent of the Holders of the Note, and its calculations and determinations hereunder shall (except in the case of manifest error) be final and binding on the Company and such Holders. The Company shall not bear any liability for any mistake, misstatement or misquotation of 6 Month LIBOR by the Dow Jones Markets Service or any other publisher thereof.

INTEREST

      INITIAL INTEREST PERIOD. For the period from the Original Issue Date to but excluding July 21, 1998 (the "Initial Interest Period"), the Note will bear interest each day at a rate equal to 6 Month ITL LIBOR determined as of the second London Business Day prior to the Original Issue Date plus a spread of 95 basis points), calculated on the basis of Actual over 360 and payable on July 21, 1998 (or if such day is not a Business Day, the next succeeding Business Day).



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      FIRST INTEREST RESET PERIOD. For the period from July 21,
1998 (the "First Interest Reset Date") to but excluding January 21, 1999 (the "First Interest Period"), the Note will bear interest each day at a rate equal to 6 Month ITL LIBOR determined as of the second London Business Day prior to the First Interest Reset Date plus a spread of 95 basis points), calculated on the basis of Actual over 360 and payable on January 21, 1999 (or if such day is not a Business Day, the next succeeding Business
Day).

     INDEXED INTEREST. Thereafter, the Note will bear interest at a rate calculated on the basis of Actual over 360 and determined in accordance with the formula set out below and payable on July
21, 1999 and January 21, 2000 (or if any such day is not a Business Day, the next succeeding Business Day).

      IIA = FA times [Base Rate times N/360]
	      provided, however, that in no event
	      shall IIA be less than FA times 2.00%;
	      where

      "IIA" means the Indexed Interest Amount payable on the Note on the applicable Interest Payment Date.

      "FA" means the Face Amount of the Note, as indicated on the cover of this Pricing Supplement.

      "Base Rate" means 6 Month ITL LIBOR plus a spread of 95 basis points, determined as of the second London Business Day prior to (i) January 21, 1999 for the Interest Reset Period commencing on such date or (ii) July 21, 1999 for the Interest Reset Period commencing on such date.

      "N" means,
      (i) with respect to the Interest Reset Period commencing on January 21, 1999, the number of days during the period from and including January 21, 1999 through but excluding July 21, 1999 (the "First Determination Period") that 6 Month ITL LIBOR, determined with respect to such day, or, (x) if such day is not a Business Day, the immediately preceding Business Day and (y) if such day is during the period beginning on the second London Business Day prior to an Interest Payment Date and ending on such Interest Payment Date, such second London Business Day, is at or below 4.80% with respect to such day; and

      (ii) with respect to the Interest Reset Period commencing on July 21, 1999, the number of days during the period from and including July 21,1999 through but excluding January 21, 2000 (the "Second Determination Period") that 6 Month ITL LIBOR, determined with respect to such day, or, (x) if such day is not a Business Day, the immediately preceding Business Day and (y) if such day is during the period beginning on the second London Business Day prior to an Interest Payment Date and ending on such Interest Payment Date, such second London Business Day, is at or below 4.80% with respect to such day;

      There are 181 days in the First Determination Period and 184 days in the Second Determination Period, and "N" may therefore be any number from 0 to and including 184.



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      The Indexed Interest Amount payable in respect of the Note will vary with 6 Month ITL LIBOR. In particular, if 6 Month ITL LIBOR is above 4.80% on any day during the applicable Determination Period, the Indexed Interest Amount payable in respect of the Note for the applicable Interest Reset Period will be less the amount payable on an instrument of an equal face amount that pays interest at the rate of 6 Month ITL LIBOR plus a spread of 95 basis points. Notwithstanding the above, the minimum interest rate payable in respect of the Note during any such Interest Reset Period shall be 2.00%. HOLDERS OF THE NOTE SHOULD BE PREPARED NOT TO EARN MORE THAN 2.00% ON THEIR PRINCIPAL DURING THE PERIOD FROM JANUARY 21, 1999 THROUGH JANUARY 21, 2000.

EVENTS OF DEFAULT AND ACCELERATION

      In case of default in payment at the maturity date of the Notes (whether at Stated Maturity or upon acceleration), from and after the maturity date, the Notes shall bear interest, payable upon demand of the Trustee, at the rate of 6.00% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Notes to the date payment of such amount is made or duly provided for.

		    DESCRIPTION OF ITALIAN LIRA

      The lira is the national currency of Italy. Italian bank notes are issued by The Bank of Italy, which is Italy's central bank and the sole bank of issue. On January 20, 1998, the noon buying rate for cable transfers in New York City payable in lira, as reported by the Federal Reserve Bank of New York, was Lit. 1808.75 = $1.00.

      The exchange rate between the lira and the U.S. dollar is, at any moment, a result of the supply of and the demand for the two currencies, and changes in such exchange rate result over time from the interaction of many factors directly or indirectly affecting economic conditions in Italy and in the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments (both on capital and current account) and the extent of governmental surpluses or deficits in Italy and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Italy, the United States and other countries prominent in international trade and finance. In recent years, rates of exchange between the U.S. dollar and the Italian lira have been highly volatile.


			     TAXATION

      The following disclosure supplements, and to the extent inconsistent therewith, replaces, the disclosure in the Prospectus Supplement under "Certain United States Federal Income
Tax Considerations":

      Under U.S. Treasury regulations relating to debt instruments that provide for contingent payments, gain realized on a sale or other disposition of the Notes, and the excess of the



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redemption price of the Notes over their issue price, will be classified as interest income (rather than as gain) for U.S. tax purposes. Such interest income will be exempt from withholding of U.S. Federal income tax to the extent described in the Prospectus Supplement under "Certain United States Federal Income Tax Considerations."


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